Contact:     Thomas S. Elley

334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS

SECOND QUARTER RESULTS

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Reports Loan Growth and Increased Earnings over the First Quarter of 2016

THOMASVILLE, AL (July 28, 2016) -- United Security Bancshares, Inc. (Nasdaq: USBI) (the “Company”) today reported net income of $0.5 million, or $0.07 per diluted share, for the quarter ended June 30, 2016 and $0.8 million, or $0.12 per diluted share, for the six months ended June 30, 2016. The results represent an increase of $0.02 per diluted share compared to the prior quarter and a decrease of $0.05 per diluted share compared to the second quarter of 2015.

Second Quarter Highlights

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Loan growth - Net loans increased $34.9 million during the second quarter, an increase of 13.2% from March 31, 2016, or 52.9% on an annualized basis. Growth at the Company’s banking subsidiary, First US Bank (“FUSB” or the “Bank”), totaled $29.4 million during the quarter, while net loans at the Company’s finance company subsidiary, Acceptance Loan Company, Inc. (“ALC”), grew $5.5 million during the quarter. Year-to-date growth in net loans as of June 30, 2016 totaled $43.5 million for the Company, or 34.0% on an annualized basis. Of the total, $39.2 and $4.3 million was attributable to FUSB and ALC, respectively.

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Asset quality improvement - Non-performing assets decreased by $0.6 million during the second quarter to $8.0 million as of June 30, 2016. Non-performing assets as a percentage of total assets were reduced to 1.33% as of June 30, 2016, compared to 1.50% as of March 31, 2016 and 1.59% as of December 31, 2015.

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Geographic expansion – The Bank continued efforts to expand its presence in the Birmingham, Alabama metropolitan area through the opening of a loan production office in Mountain Brook, a suburb of Birmingham. In addition, the design and planning phase continued for a new 40,000 square foot office complex on a parcel of land located in the Birmingham area along U.S. Highway 280 that was purchased by the Bank during the first quarter. Construction is expected to begin during the third quarter, and once completed, the office complex is intended to serve as the Bank’s focal point in the Birmingham area. The complex will house a retail branch of the Bank, as well as the Birmingham commercial lending team and certain members of the Bank’s executive management team. Approximately 25% of the square footage of the office complex will be utilized by the Bank, with the remainder to be leased to commercial tenants. It is expected that the office complex will be operational by the second half of 2017.

“We are gratified with the significant level of loan growth that we experienced during the second quarter at both the Bank and ALC,” said James F. House, President and Chief Executive Officer of the Company. “This represents the Company’s third consecutive quarter of loan growth. The expansion of the Bank’s activities in the larger metropolitan market of Birmingham has contributed significantly to growth in the Bank’s commercial loan portfolio. As we expand the portfolio, we continue to maintain vigilance in our credit quality standards. This approach has contributed to another quarter of improved asset quality,” continued Mr. House.

Results of Operations

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Pre-provision net interest income totaled $6.9 million in the second quarter of 2016, compared to $6.7 million in the prior quarter. The increase was primarily attributable to loan growth in the second quarter at both the Bank and ALC. Net yield on interest-earning assets was 5.19% for the second quarter, compared to 5.10% for the prior quarter. The improvement in net yield was driven by a 58 basis point increase in yield on ALC’s loans, offset in part by an eight basis point decrease at the Bank.

For the six months ended June 30, 2016, pre-provision net interest income totaled $13.6 million, compared to $13.9 million for the corresponding period of 2015. The decrease resulted from declining yields on loans at both FUSB and ALC. Net yield on interest-earning assets was 5.15% and 5.29% for the six months ended June 30, 2016 and 2015, respectively.

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The provision for loan losses increased to $0.5 million for the second quarter of 2016, compared to $0.2 million during the previous quarter. For the six months ended June 30, 2016, the provision for loan losses totaled $0.7 million, compared to a negative provision (reduction in reserve) of $0.1 million for the six months ended June 30, 2015. The increased provisioning for both the second quarter and first six months of 2016 was due to loan growth at both the Bank and ALC. Credit quality of the portfolio continued to improve during the second quarter primarily as a result of continued reduction in historical loss rates used in the calculation of the allowance for loan losses. The allowance for loan losses as a percentage of loans was 1.19% as of June 30, 2016, compared to 1.26% as of March 31, 2016 and 2.00% as of June 30, 2015.

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Non-interest income totaled $1.5 million in the second quarter of 2016, compared to $1.0 million in the prior quarter. The increase resulted primarily from gains on the sale of investment securities of $0.4 million that were realized during the second quarter. Non-interest income totaled $2.5 million and $2.4 million for the six-month periods ended June 30, 2016 and 2015, respectively.

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Non-interest expense totaled $7.3 million in the second quarter of 2016, compared to $7.1 million in the prior quarter. For the six months ended June 30, 2016 and 2015, non-interest expense totaled $14.3 million and $14.1 million, respectively. Approximately $0.1 million of the increase in both the 2016 second quarter and the six months ended June 30, 2016 was associated with the closure of one of the Bank’s branches in Grove Hill, Alabama. The branch closure resulted from ongoing efforts by Bank management to evaluate the profitability of branches and make adjustments that will positively impact the Company’s cost structure over time, while enabling the Company to continue to effectively serve its customer base. An additional branch closure in Brent, Alabama is planned for the third quarter.

“We continue to work through a challenging earnings environment,” commented Mr. House. “Although we have experienced solid growth in the Bank’s loan portfolio during the last three quarters, we continue our efforts to increase loan volume to a level that will translate into solid earnings performance. The reduction in non-performing assets and improved credit quality of the portfolio puts us on solid footing to focus more attention on our loan growth objectives.”

Balance Sheet Management

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Net loans increased to $298.9 million as of June 30, 2016, compared to $255.4 million as of December 31, 2015, an increase of $43.5 million. The loan growth was funded through the Bank’s available cash balances, growth in deposits and borrowings, and cash flows generated from the investment securities portfolio. Of the total loan growth during the six-month period, $21.7 million represented real estate loans secured by non-farm, non-residential collateral in the Bank’s portfolio. An additional $12.5 million and $8.8 million in growth occurred in the Bank’s construction real estate and commercial and industrial (C&I) portfolios, respectively. The growth in FUSB’s portfolio is indicative of management’s ongoing efforts to broaden the Bank’s commercial loan portfolio with a diversified mix of real estate and C&I loans. ALC’s loan portfolio grew by $4.3 million during the six months ended June 30, 2016. This growth was comprised of $8.1 million in growth in point-of-sale consumer lending with established retail partners, partially offset by reductions of $1.8 million and $2.0 million in ALC’s real estate and traditional consumer lending portfolios, respectively. Point-of-sale retail lending continues to be a primary focus of ALC management, as it broadens the diversification of ALC’s portfolio with consumer loans that are generally of higher credit quality than traditional consumer loans.

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Investment securities totaled $213.2 million as of June 30, 2016, compared to $231.2 million as of December 31, 2015, a decrease of $18.0 million. The decrease resulted from maturity of securities, as well as the sale of securities from the Company’s available-for-sale portfolio. The cash generated from the reduction of the portfolio was primarily redeployed in the Company’s loan portfolio. Investment securities serve to both enhance interest income and provide an additional source of liquidity available to fund loan growth and capital expenditures.

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Liabilities totaled $523.2 million and $498.8 million as of June 30, 2016 and December 31, 2015, respectively, an increase of $24.5 million. The increase resulted from increases in deposits of $16.4 million and an increase in long-term debt of $10.0 million. These increases were partially offset by a decrease in short-term borrowings of approximately $2.0 million. Deposits generated through the Bank’s branch system are considered the Company’s primary funding source to meet short- and long-term liquidity needs. Deposit levels fluctuate throughout the year based on seasonality, as well as specific circumstances impacting deposit customers. In addition to deposits, significant external sources of liquidity are available to the Company, including access to funding through federal funds lines, Federal Home Loan Bank advances and brokered deposits.

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Shareholders’ equity increased to $78.5 million, or $13.00 per common share, as of June 30, 2016, compared to $77.0 million, or $12.76 per common share, as of December 31, 2015. The increase in shareholders’ equity resulted from continued growth in retained earnings and increases in other comprehensive income resulting from changes in the fair value of investment securities available-for-sale.

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The Company declared a cash dividend of $0.02 per share on its common stock in the second quarter of 2016. This amount is consistent with the Company’s quarterly dividend declarations during the first quarter of 2016 and for each quarter of 2015.

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During the second quarter, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. The Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were 19.66%, its total capital ratio was 20.63%, and its Tier 1 leverage ratio was 12.62%.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended
	2016		2015
	June 30,	March 31,	December 31,	September 30,	June 30,
Results of Operations:
Interest income	$7,478	$7,196	$7,513	$7,328	$7,735
Interest expense	561	535	549	561	565

Net interest income	6,917	6,661	6,964	6,767	7,170
Provision (reduction in reserve) for loan losses	536	167	415	(78)	45

Net interest income after provision (reduction in reserve) for loan losses	6,381	6,494	6,549	6,845	7,125
Non-interest income	1,480	989	1,176	996	1,068
Non-interest expense	7,255	7,066	7,203	7,090	7,107

Income before income taxes	606	417	522	751	1,086
Provision for income taxes	144	100	81	207	312

Net income	$462	$317	$441	$544	$774

Per Share Data:
Basic net income per share	$0.08	$0.05	$0.07	$0.09	$0.13

Diluted net income per share	$0.07	$0.05	$0.07	$0.09	$0.12

Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Period-End Balance Sheet:
Total assets	$601,754	$575,582	$575,782	$548,537	$560,650
Loans, net of allowance for loan losses	298,901	263,975	255,432	237,715	244,993
Allowance for loan losses	3,591	3,375	3,781	4,345	5,008
Investment securities, net	213,165	231,466	231,202	239,009	246,176
Total deposits	495,618	485,537	479,258	463,266	471,141
Long-term debt	15,000	5,000	5,000	-	5,000
Total shareholders’ equity	78,525	77,727	77,030	76,283	75,783

Key Ratios:
Return on average assets (annualized)	0.31%	0.22%	0.31%	0.39%	0.55%
Return on average equity (annualized)	2.30%	1.65%	2.28%	2.84%	4.09%
Loans to deposits	60.3%	54.4%	53.3%	51.3%	52.0%
Allowance for loan losses as % of loans	1.19%	1.26%	1.46%	1.80%	2.00%
Nonperforming assets as % of total assets	1.33%	1.50%	1.59%	1.98%	1.96%

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and due from banks	$9,372	$7,088
Interest-bearing deposits in banks	33,353	36,984
Total cash and cash equivalents	42,725	44,072
Investment securities available-for-sale, at fair value	179,613	198,843
Investment securities held-to-maturity, at amortized cost	33,552	32,359
Federal Home Loan Bank stock, at cost	1,368	1,025
Loans, net of allowance for loan losses of $3,591 and $3,781, respectively	298,901	255,432
Premises and equipment, net	14,960	12,084
Cash surrender value of bank-owned life insurance	14,448	14,292
Accrued interest receivable	1,804	1,833
Other real estate owned	5,405	6,038
Other assets	8,978	9,804
Total assets	$601,754	$575,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$495,618	$479,258
Accrued interest expense	233	180
Other liabilities	7,026	6,960
Short-term borrowings	5,352	7,354
Long-term debt	15,000	5,000
Total liabilities	523,229	498,752

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized;
7,329,060 shares issued; 6,038,554 shares outstanding	73	73
Surplus	10,713	10,558
Accumulated other comprehensive income, net of tax	1,338	536
Retained earnings	87,231	86,693
Less treasury stock: 1,290,506 shares at cost	(20,817)	(20,817)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	78,525	77,030

Total liabilities and shareholders’ equity	$601,754	$575,782

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)
Interest income:
Interest and fees on loans	$6,366	$6,520	$12,419	$12,655
Interest on investment securities	1,112	1,215	2,255	2,401
Total interest income	7,478	7,735	14,674	15,056

Interest expense:
Interest on deposits	513	557	1,036	1,164
Interest on borrowings	48	8	60	15
Total interest expense	561	565	1,096	1,179

Net interest income	6,917	7,170	13,578	13,877

Provision (reduction in reserve) for loan losses	536	45	703	(121)

Net interest income after provision (reduction in reserve) for loan losses	6,381	7,125	12,875	13,998

Non-interest income:
Service and other charges on deposit accounts	426	472	843	926
Credit insurance income	162	114	314	189
Other income, net	496	398	914	883
Net gain on sales and prepayments of investment securities	396	84	398	361
Total non-interest income	1,480	1,068	2,469	2,359

Non-interest expense:
Salaries and employee benefits	4,236	4,215	8,400	8,407
Net occupancy and equipment	782	780	1,551	1,603
Other real estate/foreclosure expense, net	129	347	246	567
Other expense	2,108	1,765	4,124	3,507
Total non-interest expense	7,255	7,107	14,321	14,084

Income before income taxes	606	1,086	1,023	2,273
Provision for income taxes	144	312	244	663
Net income	$462	$774	$779	$1,610
Basic net income per share	$0.08	$0.13	$0.13	$0.26
Diluted net income per share	$0.07	$0.12	$0.12	$0.25
Dividends per share	$0.02	$0.02	$0.04	$0.04